Exhibit 99.1


                         SANTA FE ENERGY RESOURCES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


                           Santa Fe Energy  Resources,  Inc. hereby  establishes
                  the Santa Fe Energy Resources, Inc. Employee Stock Purchase Plan (the "Plan"), the terms of which are as set forth below.

1.       Definitions.

         As used in the Plan the following terms shall have the meanings set forth below.

         (a) "Account" means a brokerage account established on behalf of a Participant pursuant to the terms of the Plan.

         (b)      "Board" means the Board of Directors of the Company.

         (c) "Chief Executive Officer" means the Chief Executive Officer of the Company.

         (d)      "Committee"  means  the  Employee  Benefits  Committee  of the
                  Company.

         (e) "Common Stock" means the common stock, $0.01 par value, of Santa Fe Energy Resources, Inc.

         (f) "Company" means Santa Fe Energy Resources, Inc., a Delaware corporation, or any successor.

         (g)      "Effective Date" means January 1, 1998.

         (h) "Eligible Compensation" means, with respect to an Eligible Employee who is a Participant, the total base compensation paid to the Participant by the Participating Companies, including any elective salary deferral contributions made therefrom pursuant to Code Sections 125, 129 or 401(k).

         (i) "Eligible Employee" means a full-time salaried employee of a Participating Company, including any officer of the Company.

         (j)      "Enrollment  Date"  means  the  date  an  Eligible  Employee's
                  election  to  participate   (enrollment   agreement)   becomes
                  effective.

         (k)      "Participant"   means  an  Eligible  Employee  or  an  outside
                  director of the Company who has elected to participate in the Plan by filing an enrollment agreement with the Company.



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         (l)      "Participating   Companies"   means   the   Company   and  any
                  Subsidiary, which the President, in its sole discretion, may from time to time designate as a Participating Company.

         (m) "Recordkeeper" means the brokerage firm or other person engaged by the Company to maintain the Accounts and purchase shares of Common Stock on the open market pursuant to the Plan.

         (n) "Subsidiary" means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a "subsidiary corporation" within the meaning of Section 424(f) of the Code or any successor thereto.

2.       Purpose of the Plan.

         The purpose of the Plan is to provide an incentive for present and future employees and outside directors of the Participating Companies to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of shares of Common Stock on the open market. No shares of Common Stock shall be issued or sold by the Company pursuant to the Plan.

3.       Administration of the Plan.

         (a) The Plan shall be administered by the Committee. The Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to correct any defect or rectify any omission in the Plan or to reconcile any inconsistency in the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which actions and determinations shall be final, conclusive and binding on all persons. The act or determination of a majority of the members of the Committee shall be deemed to be the act or determination of the Committee.

         (b) The Committee may request advice or assistance or employ such other persons as it in its discretion deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

         (c) All expenses of administering the Plan relating to purchases of Common Stock by a Participant as well as maintaining Accounts for Participants shall be paid by the Participating Companies. Any fees relating to sales of Common Stock as well as the issuance of certificates to a Participant shall be paid by the Participant.


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4.       Eligibility to Participate in the Plan.

         Each Eligible Employee who is employed by a Participating Company and any outside director shall be eligible to participate in the Plan, subject to the provisions below.

5.       Election to Participate in the Plan.

         (a) Each Eligible Employee may elect to participate in the Plan by completing an enrollment agreement in the form provided by the Company and filing such enrollment agreement with the Company.

         (b) Payroll deductions for a Participant shall commence on the first payroll date following the Participant's Enrollment Date and shall continue until (i) changed or terminated by the Participant as provided below, (ii) the termination of the Plan, or (iii) the Participant ceases to be an Eligible Employee, whichever occurs first.

6.       Payroll Deductions.

         (a) Participant contributions for Eligible Employees pursuant to the Plan may be made by payroll deductions. At the time a Participant files the enrollment agreement, the Participant shall authorize payroll deductions to be made on each payroll date that is subsequent to the Participant's Enrollment Date in a specified amount of the Participant's Eligible Compensation.

         (b) All payroll deductions made for a Participant by a Participating Company shall be deposited periodically with the Recordkeeper for the Participant. No interest shall accrue or be credited with respect to the payroll deductions of a Participant. A Participant may make any additional payments into such Account pursuant to the terms and conditions established by the Recordkeeper.

         (c) Contributions by outside directors shall be made pursuant to the terms and conditions established by the Recordkeeper.

7.       Purchase of Shares.

         Following the end of each calendar month the Recordkeeper shall purchase in the open market the maximum number of shares of Common Stock that may be purchased with the accumulated payroll deductions forwarded to the Recordkeeper. Each Participant's Account shall be allocated pro rata share of the total number of shares purchased. A Participant shall have all of the rights and privileges of a stockholder of the Company with respect to the whole (but not fractional) shares of Common Stock allocated to the Participant's Account.



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8.       Changes.

         A Participant may change the amount of his payroll deductions to the Participant's Account at any future time by giving prior written notice to his Participating Company. If completely stopped, payroll deductions will not resume on behalf of a Participant unless a new enrollment agreement is delivered to the Company directing the Participating Company to resume payroll deductions. In the event a Participant ceases to be an Eligible Employee for any reason, his payroll deductions will automatically stop and the Company will no longer be responsible for any fees charged by the Recordkeeper for the individual's account.

9.       Reports.

         Individual Accounts will be maintained for each Participant in the Plan. Statements of Accounts will be given to Participants periodically which will set forth the balance in the Accounts.

10.      Amendment and Termination of the Plan.

         The Chief Executive Officer or the Board, in their discretion, may at any time or from time to time, amend the Plan in any respect and may terminate the Plan.

11.      Notices.

         All notices or other communications by a Participant to the Participating Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Participating Company by the person designated by the Participating Company for the receipt thereof.




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